Aradigm Corporation Granted Continued Listing on Nasdaq Capital Market

HAYWARD, CA -- 08/24/2006 -- Aradigm Corporation (NASDAQ: ARDM) today announced that it has received notification from the Nasdaq Listing Qualifications Panel that the Company has been granted its request for continued listing on The Nasdaq Capital Market. This decision follows a hearing before the panel in which the company outlined its near-term strategies for achieving and maintaining compliance noting in particular the effect on the Company's shareholders' equity of the Company's non-dilutive transaction with Novo Nordisk that was announced in early July.

"We are pleased with this positive outcome from our meeting with the Nasdaq representatives," said Igor Gonda, President and Chief Executive Officer of Aradigm. "This decision enables us to continue trading our securities on this well-respected market while focusing our attention on advancing our pulmonary products pipeline."

On May 18, 2006 the company received a notice from Nasdaq indicating that the Company had failed to comply with Marketplace Rules 4310(c)(2)(B) or 4310(c)(2)(B)(ii) of the Nasdaq Stock Market, requiring the Company either maintain a minimum market value or shareholders' equity or meet certain net income levels. The Company appealed this determination and on June 29, 2006 the company was granted an oral hearing before the Nasdaq Listing Qualifications Panel that was held on August 3, 2006. The Nasdaq Panel, in a letter dated August 22, 2006, informed the Company of the continued listing decision. The Nasdaq Listing and Hearing Review Council has the right to review this decision by the Panel within 45 calendar days. Moreover, this decision is contingent upon the Company's ability to successfully execute on its plans to maintain compliance.

Aradigm combines its advanced AERx platform and novel formulations to create products that enable patients to comfortably self-administer biopharmaceuticals and small molecule drugs. The company's advanced AERx pulmonary platform offers a rapid delivery solution for liquid drug formulations. Current activities include partnered and self-initiated programs for the treatment of asthma, cystic fibrosis, pulmonary hypertension, pulmonary anthrax infections and smoking cessation. In addition, Aradigm's AERx insulin Diabetes Management System (iDMS), which has been licensed to Novo Nordisk for development and commercialization in return for royalties, is in Phase 3 testing for Type I and Type II diabetes.

Under the agreements with Novo Nordisk, Novo Nordisk is responsible for all further clinical, manufacturing and commercial development, while Aradigm and Novo Nordisk continue to cooperate and share in technology development, as well as intellectual property development and defense. Novo Nordisk also remains a substantial shareholder and investor in Aradigm. More information about Aradigm can be found at www.aradigm.com.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risk and uncertainties, including clinical results, the timely availability and acceptance of new products, the impact of competitive products and pricing, the availability of funding from partners or capital markets, and the management of growth, as well as the other risks detailed from time to time in Aradigm Corporation's Securities and Exchange Commission (SEC) Filings, including the company's Annual Report on Form 10-K, and quarterly reports on Form 10-Q.

Aradigm and AERx are registered trademarks of Aradigm.

Contact:
Christopher Keenan
Aradigm
(510) 265-9370